                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         Cobra Electronics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                         Cobra Electronics Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                COBRA LETTERHEAD

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 11, 1999

To the Shareholders:

     The Annual Meeting of Shareholders of Cobra Electronics Corporation (the "Company") will be held at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Room 2-C, Chicago, Illinois on Tuesday, May 11, 1999 at 11:00 a.m. to:

     1. Elect three Class I directors of the Company to hold office until the 2002 Annual Meeting of Shareholders;

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on April 2, 1999 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     A copy of the Summary Annual Report for the year ended December 31, 1998, a Proxy Statement and proxy card accompany this notice.

                                          By order of the Board of Directors,

                                          GERALD M. LAURES
                                               Secretary

Chicago, Illinois
April 16, 1999

                         COBRA ELECTRONICS CORPORATION
                           6500 WEST CORTLAND STREET
                            CHICAGO, ILLINOIS 60707

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 11, 1999

     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the "Company") to be voted at the Company's 1999 Annual Meeting of Shareholders to be held on Tuesday, May 11, 1999 at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Room 2-C, Chicago, Illinois at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card and the 1998 Summary Annual Report were first mailed to shareholders on or about April 16, 1999.

                 RECORD DATE AND OUTSTANDING VOTING SECURITIES

     Only shareholders of record at the close of business on April 2, 1999 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,057,916 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

               REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

     Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 1999 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

     With respect to the election of directors, a shareholder may (i) vote for the election of all three nominees designated below as Class I directors, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee's name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of all nominees designated below to serve as Class I directors.

     A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter (the "non-voted shares"). Non-voted shares will be considered shares not present and entitled to vote on such matter, although such shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the three persons receiving the greatest number of votes will be elected to serve as Class I directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The terms of three of the present directors will expire at the 1999 Annual Meeting of Shareholders. Mr. James R. Bazet, President and Chief Executive Officer of the Company, Mr. Jerry Kalov, Vice Chairman of the Company, and Mr. Harold D. Schwartz, appointed a director in 1983, have been nominated for election as

Class I directors for three-year terms expiring at the 2002 Annual Meeting of Shareholders and until their successors are elected and qualified. The terms of the other four directors will continue as indicated below.

     Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote such proxy for the election of James R. Bazet, Jerry Kalov, and Harold D. Schwartz, the three nominees designated below, to serve as Class I directors. Management is not aware of any nominee for director to be proposed by others. If on account of death or unforeseen contingencies, any of Messrs. Bazet, Kalov or Schwartz should not be available for election, the persons named in the accompanying proxy reserve the right to vote such proxy card for such other person or persons as may be nominated to serve as a Class I director by the management of the Company. Management has no reason to believe that any Class I nominee will be unable to serve if elected.

     The names of the Company's directors and director nominees, their principal occupations and certain biographical information relating to such persons are set forth below.

       NOMINEES AND DIRECTORS               AGE                      PRINCIPAL OCCUPATION
       ----------------------               ---                      --------------------
James Bazet, Class I                         51       President and Chief Executive Officer of the
  (Nominee, term, if elected,                         Company, January 1998 to present; Executive Vice
  expiring in 2002)                                   President and Chief Operating Officer of the
                                                      Company, July 1997 to December 1997; President and
                                                      Chief Executive Officer, Ryobi Motor Products Floor
                                                      Care Division, 1995-1997; President and Chief
                                                      Executive Officer, Code-A-Phone Corporation,
                                                      1991-1994. Director since May 1997.
William P. Carmichael, Class III             55       Senior Vice President & Chief Accounting Officer,
  (Term expiring in 2001)                             Sara Lee Corporation, 1991-1993; retired 1993;
                                                      Senior Vice President and Chief Financial Officer,
                                                      Beatrice Company, 1988-1990. Director since 1994.
Samuel B. Horberg, Class II                  72       Vice President, Secretary and Treasurer of the
  (Term expiring in 2000)                             Company, 1985-1986; retired 1986; Vice
                                                      President-Finance, Secretary and Treasurer of the
                                                      Company, 1961-1985. Director since 1961.
Jerry Kalov, Class I                         63       Director of Wells-Gardner Electronics since 1998.
  (Nominee, term, if elected,                         Vice Chairman of the Board of the Company, May 1997
  expiring in 2002)                                   to present; President and Chief Executive Officer
                                                      of the Company, August 1986 to January 1, 1998,
                                                      retired January 1, 1998; President and Chief
                                                      Operating Officer of the Company, April 1985 to
                                                      August 1986; President, Kalov & Associates, Inc.,
                                                      management consultants 1983-1985; President, Harman
                                                      International Industries, Inc., 1980-1983. Director
                                                      since 1985.
Carl Korn, Class III                         77       Chairman of the Board of the Company, 1961 to
  (Term, expiring in 2001)                            present; President and Chief Executive Officer of
                                                      the Company, 1961-1985. Director since 1961.
Gerald M. Laures, Class II                   51       Vice President-Finance of the Company, since March
  (Term expiring in 2000)                             1994; Corporate Secretary of the Company, 1989 to
                                                      present; Corporate Controller of the Company
                                                      1988-1994. Director since 1994.
Harold D. Schwartz, Class I                  73       President, Chez & Schwartz, Inc., marketing and
  (Nominee, term, if elected,                         sales consultants, 1973 to present. Director since
  expiring in 2002)                                   1983.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held four meetings during fiscal year 1998. Each member of the Board of Directors attended at least 75% of all the meetings of the Board of Directors and committees of which they are members. The Board of Directors has four committees: the Audit Committee, the Finance

Committee, the Compensation Committee and the Stock Option Plan Committee. During fiscal year 1998, these committees met four times, one time, three times and one time, respectively.

     The members of the Audit Committee are: Harold D. Schwartz (Chairman), William P. Carmichael, Samuel B. Horberg and Carl Korn. The Audit Committee assists the Board of Directors in fulfilling its responsibility for the accounting practices of the Company and reviews the selection of, and recommendations by, the Company's independent auditors.

     The members of the Finance Committee are: William P. Carmichael (Chairman), James R. Bazet, Jerry Kalov and Gerald M. Laures. The Finance Committee reviews and recommends financing plans and agreements.

     The members of the Compensation Committee are: Samuel B. Horberg (Chairman), Jerry Kalov and Harold D. Schwartz. The Compensation Committee reviews the compensation of the Company's executive officers, except for options issued under the Company's stock option plans.

     The members of the Stock Option Plan Committee are: William P. Carmichael (Chairman) and Harold D. Schwartz. The Stock Option Plan Committee administers the Company's stock option plans.

     The Company has no nominating or similar committee.

                           COMPENSATION OF DIRECTORS

     Mr. Korn in his capacity as Chairman of the Board of the Company currently receives an annual retainer of $25,000. Messrs. Carmichael, Horberg, Kalov and Schwartz, who are not employees of the Company, currently receive annual retainers of $10,000 and a fee of $1,000 for each Board meeting and $500 for each committee meeting attended, not to exceed one Board meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. In addition, Messrs. Carmichael, Horberg and Schwartz, each of whom serves as a chairman of a committee of the Board, receives a $1,000 annual retainer. At the present time, the other directors of the Company who serve on the Board or any committee thereof receive no compensation for doing so.

     Under the terms of an agreement entered into while Mr. Kalov was President and Chief Executive Officer of the Company, the Company is obligated to make payments through 2012 to him in an amount equal to $253,938 annually. The obligation to make such payments is irrevocable in the case of death or permanent disability.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated above, the members of the Compensation Committee are: Samuel
B. Horberg (Chairman), Jerry Kalov and Harold D. Schwartz. Mr. Horberg served as Vice President, Secretary and Treasurer of the Company from 1961 until his retirement in 1986. Mr. Kalov served as President and Chief Executive Officer of the Company from August 1986 to January 1, 1998.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 1999, of each of the Company's directors and director nominees, each person named in the summary compensation table below and the Company's directors and executive officers as a group.

                                         AMOUNT AND NATURE
                                           OF BENEFICIAL     PERCENT OF OUTSTANDING
                  NAME                     OWNERSHIP(1)           COMMON STOCK
                  ----                   -----------------   ----------------------
James R. Bazet..........................        40,250(2)                *
William P. Carmichael...................        10,000                   *
Samuel B. Horberg.......................         8,900                   *
Jerry Kalov.............................       529,143(3)             8.0%
Carl Korn...............................       334,298                5.2%
Gerald M. Laures........................        69,275(4)             1.1%
Anthony A. Mirabelli....................        37,500(5)                *
Harold D. Schwartz......................        20,354(6)                *
All directors, director nominees and
  executive officers as a group (8
  persons)..............................     1,049,720(7)            14.7%

------------
 *  Less than 1% of the outstanding Common Stock.

(1) Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

(2) The amount includes 37,500 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options.

(3) The amount includes 321,000 shares, which Mr. Kalov may acquire pursuant to the exercise of stock options.

(4) The amount includes 50,375 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.

(5) The amount includes 37,500 shares, which Mr. Mirabelli may acquire pursuant to the exercise of stock options.

(6) The amount shown represents 18,195 shares owned by Chez & Schwartz, Inc. Profit Sharing Trust and 2,000 shares held by the Chez & Schwartz Pension Plan, as to both of which Mr. Schwartz is the sole beneficiary, and 159 shares owned by Chez & Schwartz, Inc., of which Mr. Schwartz is President and sole shareholder.

(7) The amount includes 446,375 shares, which directors and executive officers may acquire pursuant to the exercise of stock options.

     Other than Mr. Kalov and Mr. Korn, 6500 West Cortland Street, Chicago, Illinois 60707, to the knowledge of the Company, as of December 31, 1998, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

                                          AMOUNT AND NATURE
                                            OF BENEFICIAL     PERCENT OF OUTSTANDING
            NAME AND ADDRESS                OWNERSHIP(1)           COMMON STOCK
            ----------------              -----------------   ----------------------
Dimensional Fund Advisors...............       482,650                 8.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Fidelity Investments....................       500,000                 8.2%
82 Devonshire Street
Boston, MA 02109-3614

------------
(1) Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996 for (i) the chief executive officer of the Company and (ii) each other executive officer of the Company whose annual salary and bonus exceeded $100,000 during 1998 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                              ANNUAL COMPENSATION          COMPENSATION
                                        --------------------------------   ------------
                                                                            SECURITIES        ALL
                                                            OTHER ANNUAL    UNDERLYING       OTHER
                                        SALARY     BONUS    COMPENSATION   OPTIONS/SARS   COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR     ($)       ($)         ($)            (#)           ($)(2)
  ---------------------------    ----   ------     -----    ------------   ------------   ------------
James R. Bazet.................  1998   353,558    70,000         -0-        150,000          3,423
  President and                  1997   152,212    32,127         -0-        150,000            -0-
  Chief Executive Officer
Jerry Kalov....................  1998     1,154       -0-     253,938(1)         -0-            -0-
  Vice Chairman of the Board     1997   300,000   142,403         -0-            -0-         11,150
  and Former President and       1996   300,000    34,474         -0-            -0-          6,000
  Chief Executive Officer
Gerald M. Laures...............  1998   142,000     9,940         -0-         10,000          9,842
  Vice President-Finance         1997   130,000    12,927         -0-         15,000          9,917
  and Corporate Secretary        1996   125,000    10,000         -0-         10,000          5,620
Anthony A. Mirabelli...........  1998   182,000    12,740         -0-         75,000         11,400
  Senior Vice President,         1997   152,052    49,710         -0-         75,000         10,585
  Marketing and Sales

------------
(1) Amount relates to retirement benefits under Mr. Kalov's employment agreement.

(2) Represents the Company's matching contributions under profit sharing and 401(k) plan.

                          STOCK OPTION GRANTS IN 1998

     Shown below is information with respect to grants during 1998 to the Named Officers of options to purchase Common Stock. No stock appreciation rights ("SARs") were granted in 1998.

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE OF ASSUMED
                                          PERCENTAGE OF TOTAL                                  ANNUAL RATES OF STOCK
                           SECURITIES         OPTIONS/SARS                                     PRICE APPRECIATION FOR
                           UNDERLYING          GRANTED TO         EXERCISE OR                       OPTION TERM
                          OPTIONS/SARS        EMPLOYEES IN        BASE PRICE     EXPIRATION    ----------------------
          NAME             GRANTED(#)             1998             ($/SHARE)        DATE        5%($)         10%($)
          ----            ------------    -------------------     -----------    ----------    --------      --------
James R. Bazet...........  150,000(1)            52.2%               5.625       07/27/03      233,112       515,118
Gerald M. Laures.........   10,000(1)             3.5%               8.000       03/11/03       22,103        48,841
Anthony A. Mirabelli.....   75,000(1)            26.1%               6.875       02/10/03      142,458       314,794

------------
(1) Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

         AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     Shown below is information with respect to options exercised during fiscal year 1998 and unexercised options to purchase Common Stock held by the Named Officers.

                                                                  NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                                       OPTIONS AT                 DECEMBER 31, 1998
                            NUMBER OF SHARES       VALUE          DECEMBER 31, 1998(#)                ($)(1)(2)
                           UNDERLYING OPTIONS    RECEIVED     ----------------------------   ----------------------------
          NAME               EXERCISED (#)          ($)       EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
          ----             ------------------    --------     -----------    -------------   -----------    -------------
James R. Bazet...........            --                --        37,500         262,500             --              --
Jerry Kalov..............            --                --       321,000              --        260,973              --
Gerald M. Laures.........        14,500            41,000        41,625          28,875         63,138          33,236
Anthony A. Mirabelli.....            --                --        18,750         131,250         24,619          73,859

------------
(1) No SARS were outstanding as of December 31, 1998.

(2) Based on the closing price on the Nasdaq National Market on December 31, 1998.

                        REPORT ON EXECUTIVE COMPENSATION

     The members of the Compensation Committee of the Board of Directors and the Stock Option Plan Committee have furnished the following report on executive compensation:

     The Compensation Committee administers the Company's various incentive plans, including its annual bonus plan and stock incentive plans, other than the Company's stock option plans. In addition, the Compensation Committee reviews with the Board of Directors in detail the compensation of the Named Officers. The Stock Option Plan Committee administers the Company's stock option plans.

     The compensation policy of the Company, which is endorsed by each Committee, is designed to align the interests of the Company's executive officers and key employees with that of the Company's shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company's policy that a substantial portion of the incentive compensation of each Named Officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company's executive officers, each Committee considers, as applicable, the following factors: (a) Company performance; (b) the individual performance of each executive officer; (c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; (e) in the case of Mr. Kalov, the terms of his employment agreement that expired on January 1, 1998, (f) in the case of Mr. Bazet, the terms of his employment agreement dated April 18, 1997; and (g) in the case of Mr. Mirabelli, the terms of his employment dated January 31, 1997.

     Mr. Bazet's salary and bonus are determined pursuant to his employment agreement. During the period commencing July 28, 1998 and ending July 31, 1999, Mr. Bazet's annual salary is $360,000. At July 31, 1999 his contract is expected to be renewed with substantially the same provisions. The employment agreement provides that Mr. Bazet will be paid an annual bonus targeted at 20% of his base salary if the Company meets specified net income targets under the Approved Profit Plan relating to 1998. The bonus can exceed 20% if the net income targets are exceeded. The Company did not meet the performance criteria for 1998. However, the Compensation Committee awarded Mr Bazet a discretionary bonus for 1998 of $70,000.

     Mr. Mirabelli's salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Mirabelli's annual salary is $182,000 with an annual bonus targeted at 35% of his salary for any year during which the Company meets or exceeds specified net income targets under the Approved Profit Plan relating to 1998. The Company did not meet the performance criteria for 1998. However, the Compensation Committee awarded Mr. Mirabelli a discretionary bonus of $12,740.

     Mr. Kalov retired as President and Chief Executive Officer on January 1, 1998. Accordingly, his salary reflects a pro rated payment and no bonus was paid to Mr. Kalov in 1998.

     For the other executive officers, base salaries are set at competitive levels. Salary increases and bonuses are paid based upon both the performance of the entire Company and individual performance. The Compensation Committee does not assign any specific weight to any measure of Company or individual performance.

     The Stock Option Plan Committee may grant options to purchase Common Stock under the Company's stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors that certain key employees be granted options to purchase Common Stock under all other stock incentive plans. The exercise price of each option granted is generally equal to 100% of the fair market value of the shares on the date of grant and options granted are generally exercisable commencing twelve months after the grant date, generally in an amount equal to 25% of the total number of shares covered during each successive twelve-month period. The Committees believe that such grants are an important way to link directly the financial interests of key employees with those of the Company's shareholders. In fiscal year 1998, Mr. Bazet received options to purchase 150,000 shares at the exercise price of $5.625 per share, Mr. Laures received options to purchase 10,000 shares at the exercise price of $8.000 per share, Mr. Mirabelli received options to purchase 75,000 shares at the exercise price of $6.875 per share, and Mr. Kalov was not granted any options.

     The foregoing report has been furnished by:

                  Mr. Horberg (Chairman of Compensation Committee)
                  Mr. Carmichael (Chairman of Stock Option Plan Committee) Mr. Kalov
                  Mr. Schwartz

                               PERFORMANCE GRAPH

     The following Performance Graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Company's Common Stock for the five-year period, December 31, 1993 to December 31, 1998, with the percentage change in the cumulative total return for The Nasdaq Stock Market (U.S. Companies), which includes the Company, a peer group of companies selected by the Company (the "Peer Group"), and what remains of the former peer group, Koss Corporation.

     Companies used to construct the Peer Group index are Koss Corporation, Audiovox Corporation and Recoton Corporation. Zenith Electronics Corporation was deleted from the Peer Group because its stock is no longer publicly traded. Audiovox and Recoton were added to the peer group as only Koss remained from the original group. Koss, as the last remaining original peer group member, is shown by itself on the performance chart. In selecting companies for the Peer Group, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company's in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                               COBRA                  NASDAQ               PEER GROUP                KOSS
                                               -----                  ------               ----------                ----
1993                                         100.000                100.000                100.000                100.000
1994                                          71.430                114.796                104.500                 78.180
1995                                         114.288                112.214                 93.768                 43.632
1996                                         128.574                158.699                 85.423                 49.086
1997                                         240.498                195.192                 95.793                 83.628
1998                                         178.594                239.527                109.731                 79.990

     The graph assumes $100 invested on December 31, 1993 in each of the Company's Common Stock, The Nasdaq Stock Market (U.S. Companies) and the Peer Group. Reinvestment of dividends, if any, has been assumed. The graph was plotted using the following data:

                                      1993        1994        1995        1996        1997        1998
                                      ----        ----        ----        ----        ----        ----
Cobra...........................    $100.000    $ 71.430    $114.288    $128.574    $240.498    $178.594
Nasdaq..........................     100.000      97.752     138.256     170.015     208.580     293.209
Peer Group......................     100.000     104.500      93.768      85.423      95.793     109.731
Koss............................     100.000      78.180      43.632      49.086      83.628      79.990

     Note: Sources include The Nasdaq Stock Market, CDA Investment Technologies,
           Inc., Standard & Poor's Corporation, and the Securities and Exchange Commission's EDGAR database.

                             EMPLOYMENT AGREEMENTS

     Mr. Bazet's agreement became effective July 28, 1997 and runs through July 31, 1999, at which time it is expected to be renewed with substantially the same provisions. Mr. Bazet's salary is $360,000. A bonus targeted at 20% of base salary will be earned if the Company meets specified performance targets. The bonus can exceed 20% pro-ratably if performance targets are exceeded.

                                    AUDITORS

     Deloitte & Touche LLP has been selected by the Board of Directors to serve as the Company's independent auditors for 1999. The Company expects a representative of Deloitte & Touche LLP to be present at the 1999 Annual Meeting of Shareholders and the representative will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to the Company by persons who were, at any time during 1998, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, no such persons failed to file on a timely basis reports required by such Section 16 during or with respect to 1998.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 18, 1999. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company's 2000 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company's Bylaws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2000 Annual Meeting of Shareholders may consider a nomination or proposal brought by a shareholder of record on April 2, 1999 who is entitled to vote at the 1999 Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder's proposal or nomination. A shareholder nomination or proposal intended to be brought before the 1999 Annual Meeting must have been received by the Company after the close of business on February 1, 1999 and prior to the close of business on February 26, 1999. The Company did not receive notice of any shareholder nomination or proposal relating to the 1999 Annual Meeting. The 2000 Annual Meeting of Shareholders is expected to be held on May 9, 2000. A shareholder nomination or proposal intended to be brought before the 2000 Annual Meeting must be received by the Company after the close of business on February 1, 2000 and prior to the close of business on February 26, 2000. All nominations and proposals should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

                    REQUEST TO VOTE, SIGN AND RETURN PROXIES

     Whether or not you plan to attend the Annual Meeting of Shareholders on May 11, 1999, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class I directors, that may be brought before the 1999 Annual Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company's registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870.

                                          By order of the Board of Directors,

                                          GERALD M. LAURES
                                               Secretary
                                               Cobra Electronics Corporation

Chicago, Illinois
April 16, 1999

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

CORPORATE OVERVIEW

     Strong domestic sales -- up 14 percent from the prior year -- helped offset a substantial decline in international detector sales because of the poor Russian economy. Domestic sales were driven by sales of new MicroTALK(TM) two-way radios and 6 Band(TM) radar detectors. Sales of higher-margin new products led to a significant improvement in gross margin, which hit its highest level in the 1990s. The increase in gross margin and a one-time income tax benefit of $10.4 million resulted in net income of $14.2 million for 1998. Excluding the effects of the 1998 income tax benefit and a 1997 one-time gain of $1.1 million on the sale of a building, net income per diluted share increased
7.3 percent in 1998.

     The tax benefit was due to the elimination of the company's deferred tax valuation allowance. This valuation allowance had substantially offset the company's net deferred tax asset, a significant portion of which related to the company's net operating loss carryforwards. In the fourth quarter of 1998, due to the continued positive trend in earnings and the successful launch of the company's new products, management determined that this valuation allowance was no longer needed because the company expects to fully utilize its remaining net operating loss carryforwards and other deferred tax assets, arising from temporary differences between financial and tax reporting, to offset future taxable income. At December 31, 1998, the company had net operating loss carryforwards of $26.3 million.

RESULTS OF OPERATIONS

1998 COMPARED TO 1997

     Net income for 1998 increased to $14.2 million or $2.20 per diluted share from $4.7 million or $0.73 per diluted share in 1997. Included in net income for 1998 and 1997 were a $10.4 million income tax benefit and a $1.1 million one-time gain on the sale of a building, respectively. Excluding the tax benefit and the prior year's one-time gain, net income and net income per diluted share for 1998 increased $237,000 (or 6.7 percent) and $0.04 (or 7.3 percent), respectively.

     Net sales for 1998 remained relatively flat at $103.4 million compared to $104.1 million in 1997. However, domestic sales, boosted by increased retail distribution and strong demand for the new MicroTALK FRS two-way radios and the company's proprietary 6 Band radar detectors, were up 14 percent from 1997. This helped offset a $11.7 million drop in international sales, primarily because of lower sales of radar detectors into Russia as a result of that country's ongoing severe economic problems.

     Strong sales of FRS two-way radios and domestic radar detectors were partially offset by an $11 million decline in sales of radar detectors into Russia because of that country's ongoing economic problems. FRS two-way radio sales benefitted from the new MicroTALK line, which the company began shipping in September 1998. This new line has helped the company add several new customers, expand placement among existing major retail accounts and add sporting goods and office supply as new channels of distribution. The increase in domestic radar detector sales was due to the popularity of the company's proprietary six-band technology. These new models, which began shipping at the end of the first quarter of 1998, enabled the company to achieve steady market share gains during the year. Sales of cordless telephones decreased $5.8 million, or 36 percent. This decline reflected lower sales of 25-channel products as the company shifts its business to the new line of 900 MHz cordless telephones, which it began shipping in the third quarter of 1998. Gross margin for 1998 improved to 23.8% from 20.7% in 1997 primarily due to a greater portion of higher-margin SoundTracker(R) CB radios, MicroTALK two-way radios and 6 Band radar detectors in the sales mix.

     Selling, general and administrative expense increased $3.1 million during 1998 and, as a percentage of net sales, increased to 19.1% from 16.0% in 1997. Much of the increase was due to higher selling and marketing costs. One reason for the increase was a shift in sales mix in 1998 to more domestic sales, which have much higher selling expenses associated with them compared to the selling expenses associated with international sales. Also, selling and marketing expenses increased as the company continued to invest significantly in new product development, retail account expansion and distribution channel gains. These investments have resulted in increased placement of Cobra products as well as gross margin improvement. Also contributing to the increase in selling, general and administrative costs was consulting expense incurred to make the company's data processing systems year 2000 compliant and higher legal and related costs incurred to register and protect the company's trademarks world wide. Offsetting some of the increase was the fact that 1997 selling, general and administrative expense included a charge of $1.1 million to reduce advertising credits to their net realizable value.

     Interest expense for 1998 decreased slightly to $1.2 million from $1.3 million, primarily due to a more favorable banking agreement, entered into in early 1998, and lower overall interest rates. In 1997, the company sold a building that was not needed for operations and was being leased to an outside party for approximately $2 million, resulting in a one-time gain of $1.1 million.

     Other income was $87,000 in 1998 compared to other expense of $60,000 in 1997. The net favorable change was due to decreased bank fees resulting from the new bank agreement mentioned above.

     In 1998 the company recorded an income tax benefit of $10.4 million. The tax benefit was due to the elimination of the company's deferred tax valuation allowance. This valuation allowance had substantially offset the company's net deferred tax asset, a significant portion of which related to the company's net operating loss carryforwards. Prior to 1996, the company had a history of net losses resulting in a significant net deferred tax asset and a corresponding valuation allowance. Under SFAS No. 109, a history of operating losses in recent years generally requires recognition of such an allowance. Accordingly, the company recorded a valuation allowance for substantially all of the net deferred tax asset. However, SFAS No. 109 requires management to periodically access the need for a valuation allowance. In the fourth quarter of 1998, due to the continued positive trend in earnings and the successful launch of the company's new products, management concluded that there was no need for a valuation allowance because it is more likely than not that all of the net deferred tax assets will be realized through future taxable earnings. In the future, the company will report a tax provision since the deferred tax valuation allowance no longer exists to offset any tax expense. At December 31, 1998, the company had net operating loss carryforwards of $26.3 million.

1997 COMPARED TO 1996

     Net income for 1997 increased to $4.7 million from $601,000 in 1996. Included in net income for 1997 was a $1.1 million gain on the sale of a building during the third quarter that the company did not need for its operations and was leasing to an outside party. Net income, excluding the gain on the sale of the building, increased $3.0 million to $3.6 million in 1997 from $601,000 in 1996. Net sales increased $13.8 million, or 15.2%, to $104.1 million from $90.3 million in 1996. Selling, general and administrative expense increased to $16.7 million from $14.4 million, but, as a percentage of net sales, remained substantially unchanged at 16%.

     Sales of CB radios increased 28% mainly because of strong demand for radios with the company's exclusive, patent-pending SoundTracker technology, introduced early in the year. Additionally, an all-new radar detector lineup helped drive sales volume in the U.S., while internationally the company capitalized on the strong demand in Russia for radar detectors. In total, international sales, which consisted principally of radar detector sales, increased $9.8 million in 1997.

     Sales of 25-channel cordless phones and integrated cordless phone answering systems decreased $10 million because of lower sales to several large retail customers. Also contributing to the sales decrease was lower sales of factory reconditioned products as a result of agreements with some of the company's vendors that allow product returned from the company's customers to be returned to the vendor for partial credit towards future purchases. Prior to these agreements, which were entered into in 1996, the company repaired and resold this returned merchandise as factory reconditioned product. The company also restricted expanding distribution for its 25-channel cordless phones as it sought to de-emphasize this product line in favor of the rapidly growing 900 MHz segment which the company introduced in the Fall of 1998 with several 900 MHz cordless phone models.

     Gross margin for 1997 increased to 20.7% from 18.1% in 1996 primarily due to an improvement in sales mix of higher margin CB and radar detector products. Sales of these products increased as a percentage of total sales from 67% in 1996 to approximately 81% in 1997. In addition, gross margin on radar detectors increased due to the new radar detector lineup, which included lower cost models that replaced higher cost models. Also contributing to the gross margin improvement was lower repair costs on returned products, which declined because of return to vendor agreements discussed above. Partially offsetting the favorable impact of these items was $555,000 of increased air freight expense mainly to satisfy the strong demand for CB radios with the SoundTracker system. Normally the company uses significantly less expensive ocean freight to import its products.

     Selling, general and administrative expense increased $2.3 million during 1997 and, as a percentage of net sales, remained relatively unchanged from 1996. Sales and marketing expenses increased due to: higher variable expenses resulting from the increase in sales volume; the addition of a senior vice president of marketing and sales, a newly created position, in February 1997; and increased promotional spending mainly to promote the new SoundTracker technology. In addition, higher bonus and bad debt expense in 1997 also contributed to the increase in selling, general and administrative expenses. Bad debt expense increased because of the bankruptcy of a small customer and a potential preference payment issue for a prior year's bankruptcy. In addition, prior year's bad debt expense reflected a favorable reserve adjustment because of improvement in the quality of the receivable portfolio and favorable collections experience. As in 1996, 1997 included a charge for the write-down of advertising barter credits to estimated net realizable value amounting to $1.1 million in 1997 compared to a charge of $1.2 million in 1996.

     Interest expense for 1997 decreased to $1.3 million from $1.7 million. Debt levels declined due to lower average inventory and receivable levels.

     The company sold a building, which was not needed for operations and was being leased to an outside party, in the third quarter of 1997 for approximately $2 million. The sale resulted in a $1.1 million gain.

     Other expense was $60,000 in 1997 compared to other income of $275,000 in 1996. In 1996 there was a gain of $373,000 from a suit against a former distributor for violation of a licensing agreement and $217,000 of royalty income from Safety Alert licensing agreements, offset by a $384,000 writedown of a building related to a discontinued operation.

LIQUIDITY AND CAPITAL RESOURCES

     On February 3, 1998, the company entered into a new $35 million secured credit agreement with two financial institutions for a three-year revolving credit facility, replacing an existing $30 million credit agreement. Loans outstanding under the new agreement bear interest, at the company's option, at the prime rate or LIBOR plus 2 percent. Additionally, the new agreement provides for higher advance rates on eligible inventory and receivables and eliminates the 2 percent per annum charge that the company was obligated to pay on its average outstanding balance of letters of credit under the previously existing agreement.

     On October 10, 1998, the company and its lenders signed an amendment increasing the credit line from $35 million to $38.7 million. This increase reflected a separate line of credit under which borrowings are secured by the cash surrender value of certain life insurance policies owned by the company. To date, there have been no borrowings under this amendment, which expires on August 31, 1999.

     The credit agreement specifies that the company may not pay cash dividends and contains a material adverse change clause, which, under certain circumstances, could accelerate the payment of the debt. The company classifies the debt as short-term for financial reporting purposes. At December 31, 1998, the company had approximately $8 million available under the credit line.

     Net cash flows used by operating activities were $2.9 million for the year ended December 31, 1998. Operating cash flows were generated principally from net income of $14.2 million, depreciation of $1.6 million and a $5.6 million reduction in inventories, offset by the elimination of the income tax valuation allowance of $10.4 million, an $11.4 million increase in accounts receivable, and a $1.0 million increase in other assets. Receivables increased compared to the prior year because of higher fourth quarter sales volume and an overall increase in average payment terms. Inventories decreased mainly because of the strong fourth quarter sales and lower inventories of 25-channel phone products, which are being phased out to make way for the new 900 MHz products. Accrued liabilities decreased due to lower product warranty costs as a result of the lower mix of 25-channel products and decreased accrued salaries and commissions due to a lower bonus accrual.

     Investing activities required cash of $1.6 million in 1998, principally for the purchase of tooling and equipment and an increase in the cash surrender value of officers' life insurance.

     Financing activities provided cash flows of $2.7 million in 1998, reflecting changes in the company's borrowing requirements under its line-of-credit agreement, offset by the repurchase of 179,500 shares of company common stock for an aggregate cost of $683,000. In August 1998, the company's Board of Directors authorized a repurchase of up to $1 million of the company's common stock.

     At December 31, 1998, the company had no material commitments, other than approximately $29.1 million in outstanding purchase orders for products compared with $21.1 million at the end of the prior year.

     The company believes that cash generated from operations and from borrowings under its credit agreement will be sufficient in 1999 to fund its working capital needs. In addition, the majority of any taxable income in 1999 and the foreseeable future will be offset by net operating loss carryforwards that totaled $26.3 million at December 31, 1998. Until the company has utilized its net operating loss carryforwards, the cash payment of federal income taxes will be minimal.

YEAR 2000

     The company initiated the process of preparing its computer systems and applications for the Year 2000 in 1997. This process primarily involved two parts: replacing certain company hardware and modifying software maintained by the company, as well as inquiring into the Year 2000 compliance of the company's major customers and vendors. In February 1999, the replacement of hardware and software modifications were completed by an outside consulting firm. The company has tested the hardware and modified software for Year 2000 compliance. The company believes its hardware and software are Year 2000 compliant, but it will continue testing during 1999. The company has also queried all major customers and vendors as to their preparedness. The responses received to date indicate that the company's major customers and vendors are or will be Year 2000 compliant by year end.

     The final total cost to the company of these Year 2000 compliance activities is approximately $818,000 and is not expected to be material to its financial position or results of operations in any given year.

     The failure to correct a Year 2000 problem could interrupt, or result in a failure of, normal business operations and consequently materially affect the company's financial position or results of operations. While the company believes its own hardware and software are Year 2000 compliant, the Year 2000 readiness of the company's customers and vendors is inherently uncertain and beyond the company's control. Accordingly, the company cannot determine at this time whether the consequences of Year 2000 interruptions or failures will materially affect the company's financial position or results of operations.

     The company has not developed formal contingency plans to date. However, the company has a network of suppliers and the company does not enter into long-term supply contracts. The company believes that, if necessary, other suppliers could be found. As stated above, customer responses to company inquiries indicate that the company's major customers are or will be Year 2000 compliant by year-end. In the event a major customer is not Year 2000 compliant, the company believes that such non-compliance is unlikely to materially affect the company's financial condition or results of operations.

MARKET RISK AND FINANCIAL INSTRUMENTS

     The company is subject to market risk associated principally with changes in interest rates. Interest rate exposure is principally limited to the $14.3 million of debt of the company outstanding at December 31, 1998.

The debt is priced at interest rates that float with the market, which therefore minimizes interest rate exposure. A 50 basis point movement in the interest rate on the floating rate debt would result in an approximately $70,000 increase or decrease in interest expense and cash flows. The company does not use derivative financial or commodity instruments for trading or other purposes.

     The company's suppliers are located in foreign countries, principally in the Far East, and the company made approximately 7.2% of its sales outside the United States in 1998, however, the company minimizes its foreign currency exchange rate risk by conducting all of its transactions in US dollars.

FORWARD-LOOKING STATEMENTS

     In addition to the historical information presented in this annual report, the company has made and will make certain forward-looking statements in this report, other reports filed by the company with the Securities and Exchange Commission, reports to stockholders and in certain other contexts relating to future net sales, costs of sales, other expenses, profitability, financial resources, or products and production schedules. Statements relating to the foregoing or that predict or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in the company's operations and business environment, including, among other factors, the failure by the Company to produce anticipated cost savings or improve productivity, the failure by the Company or its suppliers or customers to achieve Year 2000 compliance, the timing and magnitude of capital expenditures and acquisitions, currency exchange rates, economic and market conditions in the United States and the rest of the world, changes in customer spending levels, the demand for existing and new products, the continuing availability of suppliers, and other risks associated with the Company's operations. Although the Company believes that its forward-looking statements are based on reasonable assumptions, there can be no assurance that actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements.

                            QUARTERLY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      MARCH 31              JUNE 30             SEPTEMBER 30          DECEMBER 31
                                 ------------------    ------------------    ------------------    ------------------
        QUARTER ENDED             1998       1997       1998       1997       1998       1997       1998       1997
        -------------             ----       ----       ----       ----       ----       ----       ----       ----
Net sales....................    $21,172    $17,915    $22,440    $29,472    $26,223    $31,353    $33,579    $25,358
Cost of sales................     16,921     14,403     16,976     23,776     19,720     24,585     25,136     19,783
Gross profit.................      4,251      3,512      5,464      5,696      6,503      6,768      8,443      5,575
Selling, general and
  administrative expense.....      3,737      3,134      4,096      4,147      5,300      5,022      6,614      4,352
Operating income.............        514        378      1,368      1,549      1,203      1,746      1,829      1,223
Gain on sale of building.....         --         --         --         --         --      1,132         --         --
Tax provision (benefit)......         --         --         --         --         --         --    (10,403)        --
Net income...................        237         93      1,265      1,249        678      2,625     12,020        725
Net income per share (a):
  Basic......................       0.04       0.01       0.20       0.20       0.11       0.43       1.98       0.12
  Diluted....................       0.04       0.01       0.19       0.20       0.11       0.39       1.92       0.11
Weighted average shares
  outstanding:
  Basic......................      6,218      6,242      6,235      6,242      6,210      6,170      6,066      6,173
  Diluted....................      6,625      6,332      6,539      6,308      6,383      6,652      6,273      6,643
Stock Price:
  High.......................      8 5/8      3 5/8      6 3/4      3 3/8      5 5/8      8 7/8      6 1/4     10 7/8
  Low........................    5 5/8..      2 1/2      4 3/4      2 1/2      3 1/2    2 13/16      3 5/8      5 1/4
  End of Quarter.............      6 1/4      2 7/8     5 1/16     3 5/32      3 3/4      7 3/8    4 11/16     6 5/16
Trading Volume...............      2,931        704      2,050        583      1,684      9,402      1,304      4,966

------------
(a) The total quarterly income per share may not equal the annual amount because net income per share is calculated independently for each quarter.

                          FIVE YEAR FINANCIAL SUMMARY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        YEARS ENDED DECEMBER 31
                                         -----------------------------------------------------
                                           1998        1997       1996       1995       1994
                                           ----        ----       ----       ----       ----
Operating Data:
  Net sales..........................    $103,414    $104,098    $90,324    $90,442    $82,131
  Gross profit.......................      24,661      21,551     16,370     16,577     14,466
  Selling, general and administrative
     expense.........................      19,747      16,655     14,374     16,097     14,602
  Operating income (loss)............       4,914       4,896      1,996        480       (136)
  Gain on sale of building...........          --       1,132         --         --         --
  Tax provision (benefit)............     (10,403)         --         --         --         --
  Net income (loss)..................      14,200       4,692        601     (1,145)    (1,515)
Net Income (loss) per share:
  Basic..............................        2.30        0.76       0.10      (0.18)     (0.24)
  Diluted............................        2.20        0.73       0.10      (0.18)     (0.24)
As of December 31:
  Total assets.......................      64,419      48,279     42,596     50,081     40,342
  Short-term debt....................      14,316      10,995     13,277     19,368     11,461
  Shareholders' equity...............      37,496      23,673     18,713     18,174     19,429
  Book value per share...............        6.18        3.81       3.29       3.20       3.38
  Shares outstanding.................       6,066       6,218      6,242      6,227      6,227

                         COBRA ELECTRONICS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1998        1997       1996
                                                                  ----        ----       ----
Net sales...................................................    $103,414    $104,098    $90,324
Cost of sales...............................................      78,753      82,547     73,954
                                                                --------    --------    -------
Gross profit................................................      24,661      21,551     16,370
Selling, general and administrative expense.................      19,747      16,655     14,374
                                                                --------    --------    -------
     Operating income.......................................       4,914       4,896      1,996
Other income (expense):
  Interest expense..........................................      (1,204)     (1,276)    (1,670)
  Gain on sale of building..................................          --       1,132         --
  Other income (expense), net...............................          87         (60)       275
                                                                --------    --------    -------
Income before income taxes..................................       3,797       4,692        601
Tax provision (benefit).....................................     (10,403)         --         --
                                                                --------    --------    -------
Net income..................................................    $ 14,200    $  4,692        601
                                                                ========    ========    =======
Net income per common share:
  Basic.....................................................    $   2.30    $    .76    $  0.10
  Diluted...................................................    $   2.20    $    .73    $  0.10
Weighted average shares outstanding:
  Basic.....................................................       6,181       6,207      6,231
  Diluted...................................................       6,469       6,459      6,285

See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  AT DECEMBER 31
                                                              -----------------------
                                                                1998           1997
                                                                ----           ----
ASSETS:
Current assets:
  Cash......................................................  $    100       $  1,815
  Receivables, less allowance for doubtful accounts of $985
     in 1998 and $958 in 1997...............................    27,055         15,685
  Inventories, primarily finished goods.....................    14,213         19,830
  Deferred income taxes.....................................     6,945             --
  Other current assets......................................     1,747          1,337
                                                              --------       --------
Total current assets........................................    50,060         38,667
                                                              --------       --------
Property, plant and equipment, at cost:
  Land......................................................       330            330
  Buildings and improvements................................     3,614          3,553
  Tooling and equipment.....................................    12,765         11,264
                                                              --------       --------
                                                                16,709         15,147
  Accumulated depreciation and amortization.................   (11,960)       (10,436)
                                                              --------       --------
  Net property, plant and equipment.........................     4,749          4,711
                                                              --------       --------
Other assets:
  Deferred income taxes.....................................     4,089            406
  Cash surrender value of officers' life insurance
     policies...............................................     4,553          3,930
  Other.....................................................       968            565
                                                              --------       --------
  Total other assets........................................     9,610          4,901
                                                              --------       --------
Total assets................................................  $ 64,419       $ 48,279
                                                              ========       ========

See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 AT DECEMBER 31
                                                              ---------------------
                                                               1998          1997
                                                               ----          ----
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable..........................................  $ 3,145       $ 3,637
  Accrued salaries and commissions..........................      844         1,307
  Accrued advertising and sales promotion costs.............    1,804         1,093
  Accrued product warranty costs............................    2,211         4,173
  Other accrued liabilities.................................    2,283         1,170
  Short-term debt...........................................   14,316        10,995
                                                              -------       -------
Total current liabilities...................................   24,603        22,375
Deferred compensation.......................................    2,320         2,231
                                                              -------       -------
Total liabilities...........................................   26,923        24,606
                                                              -------       -------
Commitments and Contingencies
Shareholders' equity:
  Preferred stock, $1 par value, shares
     authorized -- 1,000,000; none issued...................       --            --
  Common stock, $.33 1/3 par value, 12,000,000 shares
     authorized, 7,039,100 issued for 1998 and 1997.........    2,345         2,345
  Paid-in capital...........................................   20,799        20,681
  Retained earnings.........................................   20,472         6,272
                                                              -------       -------
                                                               43,616        29,298
  Treasury stock, at cost (973,184 shares for 1998 and
     821,309 shares for 1997)...............................   (6,120)       (5,625)
                                                              -------       -------
Total shareholders' equity..................................   37,496        23,673
                                                              -------       -------
Total liabilities and shareholders' equity..................  $64,419       $48,279
                                                              =======       =======

See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31
                                                             --------------------------------
                                                               1998        1997        1996
                                                               ----        ----        ----
Cash flows from operating activities:
  Net income.............................................    $ 14,200    $  4,692    $    601
  Adjustments to reconcile net income to net cash flows
     from operating activities:
     Depreciation and amortization.......................       1,541       3,198       3,080
     Deferred taxes......................................     (10,403)         --          --
     Gain on sale of fixed assets........................          (1)     (1,132)       (123)
     Changes in assets and liabilities:
       Receivables.......................................     (11,370)     (3,371)      3,447
       Inventories.......................................       5,617      (4,412)      2,287
       Other current assets..............................        (410)       (686)        138
       Other Assets......................................      (1,026)       (754)        666
       Accounts payable..................................        (492)        302      (2,735)
       Accrued liabilities...............................        (601)      2,465         571
       Deferred compensation.............................          89         238         231
                                                             --------    --------    --------
  Net cash flows from (used by) operating activities.....      (2,856)        540       8,163
                                                             --------    --------    --------
Cash flows from investing activities:
  Proceeds from sale of fixed assets.....................           1       1,999       1,086
  Capital expenditures...................................      (1,579)     (1,316)     (1,789)
                                                             --------    --------    --------
  Net cash flows from (used in) investing activities.....      (1,578)        683        (703)
                                                             --------    --------    --------
Cash flows from financing activities:
  Net borrowings (repayments) under the line-of-credit
     agreement...........................................       3,321      (2,282)     (6,091)
  Transactions related to exercise of stock options,
     net.................................................          81         268         (62)
  Transactions related to stock repurchase...............        (683)         --          --
                                                             --------    --------    --------
     Net cash flows from (used in) financing
       activities........................................       2,719      (2,014)     (6,153)
                                                             --------    --------    --------
Net increase (decrease)in cash...........................      (1,715)       (791)      1,307
Cash at beginning of year................................       1,815       2,606       1,299
                                                             --------    --------    --------
Cash at end of year......................................    $    100    $  1,815    $  2,606
                                                             ========    ========    ========
Supplemental disclosure of cash flow information
  Cash paid during the year for:
     Interest............................................    $  1,230    $  1,274    $  1,716
     Income Taxes........................................          --         338          83
  Non-cash investing and financing activities:
     Tax benefit related to stock options................         225          --          --

See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                             THREE YEARS ENDED DECEMBER 31, 1998
                                                  ---------------------------------------------------------
                                                                                                   NOTE
                                                  COMMON    PAID-IN    RETAINED    TREASURY     RECEIVABLE
                                                  STOCK     CAPITAL    EARNINGS     STOCK      FROM OFFICER
                                                  ------    -------    --------    --------    ------------
Balance -- January 1, 1996....................    $2,345    $22,118    $   979      $5,545       $ 1,723
     Net income...............................       --          --        601          --            --
     Note receivable interest.................       --          --         --          --           101
     Transactions related to exercise of
       options, net...........................    --...         (56)        --         (95)           --
                                                  ------    -------    -------      ------       -------
Balance -- December 31, 1996..................    2,345      22,062      1,580       5,450         1,824
     Net income...............................       --          --      4,692          --            --
     Note receivable interest.................       --          --         --          --            81
     Exchange of note receivable for common
       stock (Note 9).........................       --          --         --       1,905        (1,905)
Transactions related to exercise of options,
  net.........................................       --      (1,381)        --      (1,730)           --
                                                  ------    -------    -------      ------       -------
Balance -- December 31, 1997..................    2,345      20,681      6,272       5,625            --
     Net income...............................       --          --     14,200          --            --
     Treasury stock purchase..................       --          --         --         683            --
     Transactions related to exercise of
       options, net...........................       --        (107)        --        (188)           --
     Tax benefit related to stock options.....       --         225         --          --            --
                                                  ------    -------    -------      ------       -------
Balance -- December 31, 1998..................    $2,345    $20,799    $20,472      $6,120       $    --
                                                  ======    =======    =======      ======       =======

See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     The company designs and markets consumer electronics products, which it sells under the COBRA brand name principally in the United States. A majority of the company's products are purchased from overseas suppliers, primarily in China, Thailand, Korea, Hong Kong and Japan. The consumer electronics market is characterized by rapidly changing technology and certain products may have limited life cycles. Management believes that it maintains strong relationships with its current suppliers and, if necessary, other suppliers could be found. Production delays or a change in suppliers, however, could cause a delay in obtaining inventories and a possible loss of sales, which could adversely affect operating results.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories are recorded at the lower of cost, on a first-in, first-out basis, or market.

DEPRECIATION

     Depreciation of buildings, improvements, tooling and equipment is computed using the straight-line method and the following estimated useful lives:

CLASSIFICATION                                                     LIFE
--------------                                                  ----------
Buildings...................................................      30 years
Building improvements.......................................      20 years
Motor vehicles..............................................     3-5 years
Equipment...................................................    5-10 years
Tools, dies and molds.......................................       2 years

LONG-LIVED ASSETS

     Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates an impairment, the carrying amount of such assets is reduced to estimated recoverable value.

RESEARCH, ENGINEERING AND PRODUCT DEVELOPMENT EXPENDITURES

     Research, engineering and product development expenditures are expensed as incurred and amounted to $0.9 million in 1998 and $0.8 million in 1997 and 1996.

                         COBRA ELECTRONICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE YEARS ENDED DECEMBER 31, 1998 (CONTINUED)

INCOME TAXES

     The company provides for income taxes under the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recorded based on the expected tax effects of future taxable income or deductions resulting from differences in the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when necessary to reduce net deferred tax assets to the amount considered more likely than not to be realized.

REVENUE RECOGNITION

     Revenue from the sale of goods is recognized at the time of shipment. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (net income with non-owner sources of other comprehensive income) in a full set of financial statements. SFAS No. 130 did not have an effect on the company's financial statements because the company has no items of "other comprehensive income."

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. This Statement, which is based on the management approach to segment reporting, establishes requirements to report selected segment information. Management of the company considers the company to have one reportable segment, consumer electronics, and assesses performance on a single segment basis. Therefore, the adoption of this new standard did not have an effect on the content of the company's disclosures.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of this new standard did not have an effect on the company's financial statements because the company had no such benefit plans.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure these instruments at fair value. This statement is effective on the first day of the first fiscal year beginning after June 15, 1999, or January 1, 2000 in the case of the company. The company is in the process of assessing the impact that adopting SFAS No. 133 will have on its financial position and results of operations when such statement is adopted.

RECLASSIFICATION

     Certain amounts for prior years have been reclassified to conform with 1998 financial statement presentations.

2. TAXES ON INCOME

     The components of income tax expense consist of the reversal of the valuation allowance of $10.4 million. In addition to the 1998 income tax benefit of $10.4 million, the company received tax benefits of $225,000,

                         COBRA ELECTRONICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE YEARS ENDED DECEMBER 31, 1998 (CONTINUED)

which were credited to shareholders' equity, from the disqualifying disposition of common shares by an employee after the exercise of stock options.

     Deferred tax assets (liabilities) by component at December 31, 1998 and 1997 were:

                                                               1998          1997
                                                               ----          ----
                                                                 (IN THOUSANDS)
Net operating loss carryforwards............................  $10,207       $12,006
Investment tax credit carryforwards.........................      134         1,938
Alternative minimum tax credit carryforwards................    1,159         1,298
Tax lease income............................................   (6,872)       (7,354)
Receivable reserves.........................................      218           202
Warranty reserves...........................................    1,108         1,444
Inventory reserves..........................................      416           901
Accrued promotion expenses..................................    2,144         1,824
Sales related reserves......................................      681           634
Compensation reserves.......................................    1,047         1,153
Other, net..................................................      792           116
                                                              -------       -------
Net deferred tax assets.....................................   11,034        14,162
Valuation allowance.........................................       --       (13,756)
                                                              -------       -------
Net deferred tax assets.....................................  $11,034       $   406
                                                              =======       =======

     The tax lease income resulted from the purchase of several 1983 tax lease agreements to acquire tax benefits under the provisions of the Economic Recovery Tax Act of 1981. The total cash price paid by the company was $12.4 million. The economic value of these leases was not impaired by the Tax Reform Act of 1986. The company realizes temporary tax savings from accelerated depreciation and permanent tax savings from credits associated with the leases, subject to statutory limitations. These savings offset current taxes payable which would otherwise have been due on income from normal operations.

     Prior to 1996, the company had a history of net losses resulting in a significant net deferred tax asset and a corresponding valuation allowance. Under SFAS No. 109, a history of operating losses in recent years generally requires recognition of such an allowance. Accordingly, the company recorded a valuation allowance for substantially all of the net deferred tax asset as of December 31, 1997. However, SFAS No. 109 requires management to periodically assess the need for a valuation allowance. In the fourth quarter of 1998, due to the continued positive trend in earnings and the successful launch of the company's new products, management concluded that there was no need for a valuation allowance because it is more likely than not that all of the net deferred tax assets will be realized through future taxable earnings.

     At December 31, 1998, the company has net operating loss carryforwards("NOL") available to offset future taxable income, and both investment tax credit ("ITC")and alternative minimum tax credit carryforwards to offset future income tax payments. The alternative minimum tax credit carryforwards, amounting to $1,159,000, do not expire. During 1998, $1,804,000 of investment tax credit carryforwards expired.

                         COBRA ELECTRONICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE YEARS ENDED DECEMBER 31, 1998 (CONTINUED)

     The net operating loss and investment tax credit carryforwards expire as follows (in thousands):

                     YEAR OF EXPIRATION                         NOL         ITC
                     ------------------                         ---         ---
     1999...................................................  $    --       $112
     2000...................................................       --         22
     2002...................................................       --         --
     2006...................................................    1,498         --
     2007...................................................   11,575         --
     2008...................................................    9,920         --
     2009...................................................    3,355         --
                                                              -------       ----
     Total..................................................  $26,348       $134
                                                              =======       ====

Until the company has utilized its significant NOL carryforwards, the cash payment of Federal income taxes will be minimal.

     The statutory federal income tax rates are reconciled to the effective income tax rates as follows: (in thousands)

                       DESCRIPTION                            1998            1997           1996
                       -----------                            ----            ----           ----
Income taxes at statutory federal income tax rate.........  $  1,291         $ 1,595         $ 204
State taxes, net of federal income tax benefits...........       178             221            28
Utilization of net operating loss carryforwards...........    (1,527)         (1,816)         (232)
Reversal of the valuation allowance.......................   (10,403)             --            --
Other.....................................................        58              --            --
                                                            --------         -------         -----
Income tax expense (benefit)..............................  $(10,403)        $    --         $  --
                                                            ========         =======         =====

3. FINANCING ARRANGEMENTS

     The company had a $30 million secured credit facility that included a fixed term loan. In October, 1996 the agreement for this credit facility was extended to March 31, 1998. Borrowings and letters of credit issued under this agreement were collateralized by the company's assets, and usage of the non-term loan portion was limited to certain percentages of accounts receivable and inventory. Interest was payable monthly at prime (8.50% at December 31, 1997) plus one and one-half percent.

     On February 3, 1998, the company entered into a new $35 million secured credit agreement with two financial institutions for a three-year revolving credit facility, replacing the existing $30 million credit agreement with another lender. Loans outstanding under the new agreement bear interest, at the company's option, at the prime rate or at LIBOR plus 2 percent. Outstanding borrowings at December 31, 1998 bear interest at 7.61%.

     Additionally, the new agreement provides for higher advance rates on eligible inventory and receivables and eliminates the 2 percent per annum charge that the company was obligated to pay on its average outstanding balance of letters of credit under the previously existing agreement.

     Maximum borrowings outstanding at any month-end were $27.5 million and $15.7 million in 1998 and 1997, respectively. The maximum value of letters of credit outstanding at any month end were $7.4 million and $11.0 million in 1998 and 1997, respectively. At December 31, 1998, the company had approximately $8 million available under its unused credit line.

                         COBRA ELECTRONICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE YEARS ENDED DECEMBER 31, 1998 (CONTINUED)

     Aggregate average borrowings outstanding were $15 million during 1998 and $12 million during 1997 with weighted average interest rates thereon of 8.2% and 10.3% during 1998 and 1997, respectively.

     On October 10, 1998, the company and its lenders signed an amendment increasing the credit line from $35 million to $38.7 million. This increase reflected a separate line of credit under which borrowings are secured by the cash surrender value of certain life insurance policies owned by the company. To date, there have been no borrowings under this amendment, which expires on August 31, 1999.

     The credit agreement specifies that the company may not pay cash dividends and contains a material adverse change clause, which, under certain circumstances, could accelerate the payment of the debt. The company classifies the debt as short-term for financial reporting purposes. At December 31, 1998, the company had approximately $8 million available under the credit line.

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The company's financial instruments include cash, accounts receivable, accounts payable, short term debt and letters of credit. The carrying values of cash, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company's bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at December 31, 1998 and 1997 was $5.7 million and $8 million, respectively. These letters of credit are only executed with major financial institutions, and full performance is anticipated.

5. LEASE TRANSACTIONS

     The company leases facilities and equipment under noncancellable leases with remaining terms of one year or more. The terms of these agreements provide that the company pay certain operating expenses. Some of these lease agreements also provide the company with the option to purchase the related assets at the end of the respective initial lease terms.

     Total minimum rental amounts committed in future years as of December 31, 1998 are as follows:

                                                 OPERATING    CAPITAL
                                                  LEASES      LEASES     TOTAL
                                                 ---------    -------    -----
                                                        (IN THOUSANDS)
1999.........................................       $ 7        $118      $125
2000.........................................         7         104       111
2001.........................................         1          --         1
                                                    ---        ----      ----
Total........................................       $15        $222      $237
                                                    ===        ====      ====

     Total rental expense amounted to $7,000 in 1998, $6,000 in 1997 and $16,000 in 1996. Future capital lease rental payments include executory costs of $71,000, interest expense of $10,000 and principal payments of $141,000, which are included in other accrued liabilities in the consolidated balance sheet.

6. SHAREHOLDERS' EQUITY

     Preferred Stock -- Preferred stock is issuable from time to time in one or more series, each of which may have such voting powers, designations, preferences, relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or

                         COBRA ELECTRONICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE YEARS ENDED DECEMBER 31, 1998 (CONTINUED)

resolutions providing for the issue of such stock adopted by the Board of Directors. No preferred stock has been issued.

EARNINGS PER SHARE

                                        1998            1997            1996
                                        ----            ----            ----
Income:
Income available to common
  shareholders (thousands)..........  $  14,200       $   4,692       $     601
Basic Earnings Per Share:
Weighted-Average Shares
  Outstanding.......................  6,180,592       6,206,812       6,231,075
Basic Earnings Per Share............  $    2.30       $    0.76       $    0.10
                                      =========       =========       =========
Diluted Earnings Per Share:
Weighted-Average Shares
  Outstanding.......................  6,180,592       6,206,812       6,231,075
Dilutive Shares issuable in
  connection with Stock option
  plans.............................    706,750         739,375         298,375
Less: Shares purchasable With
  proceeds..........................   (418,645)       (487,363)       (244,182)
                                      ---------       ---------       ---------
Total...............................  6,468,697       6,458,824       6,285,268
                                      =========       =========       =========
Diluted Earnings Per Share            $    2.20       $    0.73       $    0.10
                                      =========       =========       =========

7. STOCK OPTION PLANS

     The company has seven Stock Option Plans -- 1998, 1997, 1995, 1988, 1987, 1986 and 1985 ("the Plans"). Under the terms of the Plans, the consideration received by the company upon exercise of the options may be paid in cash or by the surrender and delivery to the company of shares of its common stock, or by a combination thereof. The optionee is credited with the fair market value of any stock surrendered and delivered as of the exercise date.

     The company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized as options are granted with an exercise price equal to the fair market value of the company's common stock on the date of grant. Had compensation cost been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", which requires measuring compensation cost at the fair value of the options granted, the company's net income and net income per common share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

                                               1998          1997        1996
                                               ----          ----        ----
Net income:
  As reported...............................  $14,200       $4,692       $ 601
  Pro forma.................................   13,545        4,366         467
Net income per common share:
  Basic:
     As reported............................  $  2.30       $ 0.76       $0.10
     Pro forma..............................     2.19         0.70        0.07
  Diluted:
     As reported............................  $  2.20       $ 0.73       $0.10
     Pro forma..............................     2.09         0.68        0.07

                         COBRA ELECTRONICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE YEARS ENDED DECEMBER 31, 1998 (CONTINUED)

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividends; expected volatility of 48 percent; risk-free interest rate of 5 percent; and expected lives of 5 years.

     A summary of certain provisions and amounts related to the Plans follows:

                                1998      1997      1995      1988      1987      1986      1985
                                PLAN      PLAN      PLAN      PLAN      PLAN      PLAN      PLAN
                               -------    ----      ----      ----      ----      ----      ----
Authorized, unissued shares
  originally available for
  grant......................  310,000   300,000   300,000   500,000   150,000   225,000   525,000
Shares granted...............  150,000   259,625   283,875   500,000   150,000   225,000   525,000
Shares available for grant at
  December 31, 1998..........  160,000    40,375    16,125       -0-       -0-       -0-       -0-
Options exercisable at
  December 31, 1998..........      -0-    37,500    67,875   324,250    12,563    50,500    25,188

     A summary of the status of the Plans as of December 31, 1998, 1997 and 1996, and changes during the years ended on those dates is presented below:

                                                   1998                1997                1996
                                             -----------------   -----------------   -----------------
                                                      WEIGHTED            WEIGHTED            WEIGHTED
                                                      AVERAGE             AVERAGE             AVERAGE
                                             SHARES   EXERCISE   SHARES   EXERCISE   SHARES   EXERCISE
               FIXED OPTIONS                 (000)     PRICE     (000)     PRICE     (000)     PRICE
               -------------                 ------   --------   ------   --------   ------   --------
Outstanding at beginning of year...........    914     $3.82       935     $3.06        855    $3.06
Granted....................................    288      6.36       374      4.46        114     2.88
Exercised..................................    (28)     2.88      (328)     2.63        (16)    2.56
Cancellations and Expirations..............    (50)     6.13       (67)     2.65        (18)    2.68
                                             -----               -----               ------
Outstanding at end of year.................  1,124      4.39       914      3.82        935     3.06
                                             =====               =====               ======
Options exercisable at year end............    518                 388                  584
Weighted-average fair value of options
  granted during the year..................  $3.07               $2.20               $ 1.29

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                       OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                              --------------------------------------    -----------------------
                                                                          WEIGHTED
                                                             WEIGHTED      AVERAGE                     WEIGHTED
                                                NUMBER       AVERAGE      REMAINING       NUMBER       AVERAGE
                 RANGE OF                     OUTSTANDING    EXERCISE    CONTRACTUAL    EXERCISABLE    EXERCISE
             EXERCISE PRICES                     (000)        PRICE         LIFE           (000)        PRICE
             ---------------                  -----------    --------    -----------    -----------    --------
Less than $2..............................          36        $1.88          1.3             19         $1.88
$2.01 to $3.00............................         221         2.78          2.3             94          2.67
$3.01 to $4.00............................         434         3.72          0.7            367          3.80
$4.01 to $5.00............................          --           --           --             --            --
$5.01 to $6.00............................         300         5.63          4.1             38          5.63
$6.01 to $7.00............................          95         6.80          4.1             --            --
$7.01 to $8.00............................          38         8.00          4.2             --            --
                                                 -----                                      ---
                                                 1,124         4.39          2.4            518          3.65
                                                 =====                                      ===

                         COBRA ELECTRONICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE YEARS ENDED DECEMBER 31, 1998 (CONTINUED)

8. RETIREMENT BENEFITS

     The only qualified retirement plan for employees is the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan (the "Plan"). The company may make a discretionary annual profit sharing contribution that is allocated among accounts of persons employed by the company for more than one year, prorated based on the compensation paid to such persons during the year. Profit sharing expense for 1998, 1997 and 1996 was $179,000, $169,000 and $55,000, respectively.

     As of December 31, 1998 and 1997, deferred compensation of $2.3 million and $2.2 million, respectively, was recorded as a long-term liability. The current portion of the deferred compensation liability was included in accrued salaries and commissions, and amounted to $253,000 at December 31, 1998 and 1997. Deferred compensation obligations arise pursuant to outstanding key executive employment agreements, the majority of which relates to the former president and chief executive officer.

9. RELATED PARTY TRANSACTIONS

     In August 1997, the company exchanged its note receivable from the company's former president and chief executive officer, of approximately $1.9 million, for 300,000 common shares owned by the executive. In 1990, pursuant to an employment agreement, the executive exercised options on 375,000 common shares by executing a note with the company in the amount of $1.25 million. The face amount of the note plus accrued interest amounted to $1.9 million at the date of exchange.

10. COMMITMENTS

     At December 31, 1998 and 1997, the company had outstanding inventory purchase orders with suppliers totaling approximately $29.1 million and $21.1 million, respectively.

11. INDUSTRY SEGMENT INFORMATION

     The company operates in only one business segment -- consumer electronics (see Note 1). The company has a single sales department and distribution channel which provides all product lines to all customers. Excluding company-owned tooling at suppliers with a net book value of $1.2 million at December 31, 1998, assets located outside the United States are not material. International sales were $7.4 million, $19.1 million and $10.1 million in 1998, 1997 and 1996, respectively. For 1997, approximately 64% of the international sales were to customers in Russia. For 1998 and 1996, sales to one particular country were not material. For 1998, sales to two customers totaled 12.9% and 11.9% of consolidated net sales. For 1996, sales to one customer totaled 10.7% of consolidated net sales. There were no sales in excess of 10% of consolidated net sales to a single customer or a group of entities under common control in 1997. The company does not believe that the loss of any one customer would have a material adverse effect on its results of operations or financial condition.

12. ADVERTISING BARTER CREDITS

     During 1992, the company received $3.8 million of advertising credits in exchange for certain discontinued products. These credits can be used to reduce the cash cost of a variety of media services (by 30 to 50 percent) prior to their expiration date, which has been extended to December 1999. The company is exploring opportunities to exchange a portion of the credits for various goods and services used by the company as well as the outright sale of the credits to third parties. During 1998, 1997, and 1996, the company utilized credits of approximately $6,000, $10,000, and $20,000, respectively. In 1997 and 1996 the company recorded charges of $1.1 million and $1.2 million, respectively, to reduce the credits to their estimated net realizable value. The credits had no net carrying value at December 31, 1998 and 1997.

                         COBRA ELECTRONICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                THREE YEARS ENDED DECEMBER 31, 1998 (CONTINUED)

13. OTHER ASSETS

     Other assets at December 31, 1998 and 1997 included the cash surrender value of officers' life insurance policies. The cash value of officers' life insurance policies is pledged as collateral for the company's secured lending agreement and is maintained to fund deferred compensation obligations (see Notes 3 and 8).

14. CONTINGENCIES

     The company is subject to various unresolved legal actions which arise in the normal course of its business. None of these matters is expected to have a material adverse effect on the company's financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the company's estimate of its liability for these matters.

     During 1996, the company received notice from the Internal Revenue Service asserting deficiencies in federal excise tax. The excise tax relates to the use of ozone-depleting chemicals ("ODC'S"). The company had protested the deficiencies and had filed an environmental excise tax protest. During the first quarter of 1998, the company was notified by the Internal Revenue Service that there are no deficiencies in the company's federal excise tax returns and the contingency has been eliminated. Also in 1996, the company recognized $373,000 of income related to a lawsuit against a former distributor for violation of a licensing agreement.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cobra Electronics Corporation Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Cobra Electronics Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule for the three years ended December 31, 1998. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cobra Electronics Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Chicago, Illinois
February 24, 1999

                                     PROXY

                         COBRA ELECTRONICS CORPORATION

                     6500 WEST CORTLAND, CHICAGO, IL 60707

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William P. Carmichael and Gerald M. Laures as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on April 2, 1999 at the Annual Meeting of Shareholders to be held on May 11, 1999, or any adjournments thereof.


                         (TO BE SIGNED ON REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                         COBRA ELECTRONICS CORPORATION

                                  MAY 11, 1999




            V   Please Detach and Mail in the Envelope Provided   V
--------------------------------------------------------------------------------
                                                                 |
        Please mark your                                         |
A  [X]  votes as in this                                         |
        example.                                                  ------

                               WITHHOLD AUTHORITY
                   FOR VOTE       TO VOTE FOR
1. Election of
   Directors.        [ ]               [ ]

NOMINEES:  JAMES R. BAZET
           JERRY KALOV
           HAROLD D. SCHWARTZ

(INSTRUCTIONS: To withhold authority to vote for any person, strike a line through the nominee's name.)


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed below, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Item (1).

The Directors recommend a vote FOR the election of the Board's nominees to the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.




                                   SIGNATURE
SIGNATURE __________ DATE ________ (if held jointly)___________  DATE__________
Note: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or as guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person, if a partnership, please sign in the partnership name by an authorized person.